Exhibit 3.33
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
     ACQUISITION SUB 2006-2, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of ACQUISITION SUB 2006-2, INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, That the Certificate of Incorporation of this Corporation be amended by changing Article I so that, as amended, said Article shall be and read as follows:
     ARTICLE I: The name of the corporation is HUNTAIR, INC.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its duly authorized officer this 17th day of April, 2006.

ACQUISITION SUB 2006-2, INC.
By:	/s/ Edward J. Cooney
Vice President and Treasurer
Edward J. Cooney

State of Delaware Secretary of State Division of Corporations Delivered 11:33 AM 04/17/2006 FILED 11:13 AM 04/17/2006 SRV 060353678 — 4127422 FILE

CERTIFICATE OF INCORPORATION
     FIRST: The name of this corporation shall be ACQUISITION SUB 2006-2, INC.
     SECOND: its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.
     THIRD: The purpose or purposes of the corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which this corporation is authorized to issue is 3,000 shares of common stock $0.01 par value.
     FIFTH: The name and address of the incorporator is as follows:
Dawn M. Urbanowicz
c/o Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.
     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 17th day of March, 2006.

/s/ Dawn M. Urbanowicz

Name: Dawn M. Urbanowicz Incorporator